Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE


              FedEx Corp. Updates Fourth Quarter Earnings Outlook
              Continued Economic Weakness Affects Shipment Demand

MEMPHIS, Tenn., May 7, 2001 ... FedEx Corporation (NYSE: FDX) today announced that earnings for the fourth quarter ended May 31 are expected to be in the range of $0.50 to $0.60 per share, compared to $0.85 per share last year.

"Deteriorating economic conditions and the rapid decline in the high-tech and other durable goods industries have increasingly affected FedEx Express volumes," said Alan B. Graf, Jr., executive vice president and chief financial officer. "In April, U.S. domestic average daily volume at FedEx Express declined 9% year-over-year. Additionally, the growth rate of FedEx International Priority shipments slowed to 1% year-over-year. FedEx Ground package volume grew about 5%, while package yields at both FedEx Express and FedEx Ground continue to show solid growth. We expect the economic softness to continue into our fiscal 2002, which begins June 1, 2001. Although we are taking steps to substantially reduce expense and capital spending, we nonetheless expect our first quarter earnings will be significantly below last year's $0.58 per share."

With annual revenues of $20 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider


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of small-package ground delivery service; FedEx Freight, a leading provider of regional less-than-truckload freight services; FedEx Custom Critical, the world's largest provider of expedited time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions.


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Certain statements in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic and competitive conditions in the markets we serve, matching capacity to volume levels and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

Media Contact:  Shirlee Clark 901-818-7463
Investor Contact:  Jim Clippard 901-818-7468
Worldwide Web Home Page:  www.fedex.com







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